Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of SPK Acquisition Corp on the form S-4 of our report dated February 21, 2022, relating to the financial statements of Varian Biopharmaceuticals Inc. for the years ending December 31, 2021 and 2020, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, which appears in the proxy statement/prospectus which is part of the Registration Statement

We also consent to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

March 1, 2022